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                               AMENDMENT NO. 1 TO
                          AMENDED AND RESTATED SECURED
                        REVOLVING/TERM CREDIT AGREEMENT
                         Dated as of September 29, 1995

                           Dated as of March 29, 1996



     RESOURCE BANCSHARES MORTGAGE GROUP, INC., a Delaware corporation, the Banks listed on the signature pages hereto, BANK ONE, TEXAS, NATIONAL ASSOCIATION, FIRST BANK NATIONAL ASSOCIATION, RESIDENTIAL FUNDING CORPORATION and CHEMICAL BANK, as Co-Agents, and THE BANK OF NEW YORK, as Agent and Collateral Agent, agree as follows:


                                   ARTICLE 1

                                   AMENDMENTS

     Section 1.1. Credit Agreement. Reference is made to the Amended and Restated Secured Revolving/Term Credit Agreement dated as of September 29, 1995, among Resource Bancshares Mortgage Group, Inc., a Delaware corporation, the Banks signatory thereto from time to time, Bank One, Texas, National Association, First Bank National Association, Residential Funding Corporation and Chemical Bank, as Co-Agents, and The Bank of New York, as Agent and Collateral Agent for the Banks (the "Credit Agreement"). Terms used in this Amendment No. 1 that are defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings therein ascribed to them. The Credit Agreement as amended by this Amendment No. 1 is and shall continue to be in full force and effect and is hereby in all respects confirmed, approved and ratified.

     Section 1.2. Amendments. Upon and after the Effective Date (as hereinafter defined), the Credit Agreement shall be amended as follows:

     (a)  Section 2.02(e)(ii)(B) shall be amended to read as follows:

     "(B) 66-2/3% of the sum of (1) in the case of Servicing Rights being acquired with the proceeds of such Loan, the lesser of (x) the acquisition price of such Servicing Rights and (y) the


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     principal amount of the Mortgage Loans subject to such Servicing Rights multiplied by the applicable Fair Market Percentage and (2) in the case of all other Servicing Rights, the principal amount of the Mortgage Loans subject to such Servicing Rights multiplied by the then current applicable Fair Market Percentage.";

     (b) Section 4.06 shall be amended by deleting clause (j) thereof in its entirety and redesignating clauses (k) and (l) thereof as clauses (j) and (k) respectively;

     (c) Section 5.01(d)(iii) shall be amended to read as follows:

     "(iii) a Borrowing Base Certificate, together with a report on the Borrower's Hedge Contracts from the Person preparing the appraisal referred to in Section 5.01(d)(v) or such other Person as shall be reasonably acceptable to the Agent;" and

     (d)  Section 10.01 shall be amended by:

     (i) restating clause (a)(vii) of the definition of "Permitted Lien" therein to read as follows:

     "(vii) any Lien securing Indebtedness to which Section 4.06 is not applicable by virtue of clauses (a), (b), (c), (e), (f) or (j) thereof, but only, (1) in the case of clause (e), to the extent provided in Section 4.06 and (2) in the case of clause (f), to the extent such lien attaches solely to Money Market Investments acquired with the proceeds of such Indebtedness;", and

     (ii) restating the definitions of "Borrowing Base" and "Fair Market Percentage" therein and adding a new definition of "Approved Hedge Contract", each to read as follows:

        "`Borrowing Base' means at any time the product of (a) the aggregate unpaid principal balance at such time of the Mortgage Loans subject to Borrowing Base Servicing Rights at such time multiplied by (b) the lesser of (i) one and two-tenths percent (1.2%) and (ii) sixty-six and two-thirds percent (66-2/3%) of the then current Fair Market Percentage."

        "`Fair Market Percentage' means on any date the aggregate market value, expressed as a percentage of


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     the unpaid principal balance of all Mortgage Loans subject thereto, of
     (i) the Servicing Rights as set forth in the most recent appraisal delivered pursuant to Section 5.01(d)(iv) and (ii) the Approved Hedge Contracts as set forth in the most recent appraisal delivered pursuant to
     Section 5.01(d)(v) less the unamortized cost of such Approved Hedge Contracts, or, with respect to Servicing Rights acquired during a calendar quarter with proceeds of Loans, but only until the delivery of the next appraisal pursuant to Section 5.01(d)(iv), an appraisal delivered contemporaneously with the acquisition of such Servicing Rights, so long as such appraisal was performed no more than 30 days prior to the date of such acquisition, is in form and substance satisfactory to the Agent and was prepared by an appraiser satisfactory to the Agent; provided that if an appraisal is not delivered as required by Section 5.01(d)(iv) or 5.01(d)(v), the "Fair Market Percentage" shall mean such market value (expressed as a percentage as aforesaid) as the Agent shall establish until such time as an appraisal is delivered in accordance with Section 5.01(d)(iv) or 5.01(d)(v); provided further that the aggregate market value of the Approved Hedge Contracts used in calculating the Fair Market Percentage shall not exceed an amount that, when used in such calculation, would result in a Borrowing Base in excess of $10,000,000 above the Borrowing Base calculated without the inclusion of the market value of the Approved Hedge Contracts. As used herein, if more than one market value is listed on the relevant appraisal, "market value" shall mean the value listed as the "most likely" value on such appraisal or, if no such value is set forth on such appraisal, the midpoint of the range of market values set forth therein."

        "`Approved Hedge Contract' means a Hedge Contract entered into between the Borrower and a counterparty acceptable to the Agent."


                                  ARTICLE 2

                          REPRESENTATION AND WARRANTY

     Section 2.1. Representations and Warranties. (a) In order to induce the Banks to agree to execute and deliver this Amendment No. 1, the Borrower hereby represents and warrants as follows:



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     The Borrower has the corporate power and authority to execute, deliver and perform this Amendment No. 1 and the Credit Agreement as amended by this Amendment No. 1 (the Credit Agreement, as so amended, the "Revised Credit Agreement") and has taken all necessary corporate action to authorize the execution, delivery and performance of this Amendment No. 1 and the Revised Credit Agreement. This Amendment No. 1 and the Revised Credit Agreement have been duly executed and delivered on behalf of the Borrower and this Amendment No. 1 and the Revised Credit Agreement constitute legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general principles of equity. The execution, delivery and performance of this Amendment No. 1 and the Revised Credit Agreement do not and will not (a) violate any Applicable Law or any Contract to which the Borrower or any Subsidiary is a party or by which the Borrower or any Subsidiary or any of their respective properties may be bound, (b) require any license, consent, authorization, approval or any other action by, or any notice to or filing or registration with, any Governmental Authority or other Person or (c) result in the creation or imposition of any Lien on any asset of the Borrower except as contemplated by the Loan Documents.

     (b) Each of the foregoing representations and warranties shall be made at and as of the Effective Date.


                                   ARTICLE 3

                                 EFFECTIVE DATE

     Section 3.1. Effective Date. This Amendment No. 1 shall become effective on the date (the "Effective Date") on which (a) this Amendment No. 1 has been executed by the Borrower, the Agent, the Collateral Agent and the Banks and (b) the Agent has received opinions of counsel to the Borrower in form and substance satisfactory to the Agent as to such matters as the Agent or the Required Banks reasonably request.


                                   ARTICLE 4

                                    GENERAL

     Section 4.1. Governing Law. This Amendment No. 1 and the rights and obligations of the parties hereunder shall be


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construed in accordance with and governed by the laws of the State of New York.

     Section 4.2. Counterparts. This Amendment No. 1 may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.


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